Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into this 1st day of January, 2026 (the “Effective Date”) by and among Pinnacle Financial Partners, Inc., a Tennessee corporation (“PNFP”), Pinnacle Bank, a Tennessee state-chartered banking corporation (“Pinnacle”) and Harold R. Carpenter (the “Employee”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Employee, PNFP and Pinnacle previously entered into that certain Employment Agreement dated as of January 1, 2008, as amended (the “Employment Agreement”), pursuant to which the Employee is entitled to receive certain payments and other benefits from Pinnacle in connection with the termination of the Employee’s employment with PNFP and/or Pinnacle under certain scenarios; and

WHEREAS, PNFP, Synovus Financial Corp., a Georgia corporation (“Synovus”) and Steel Newco, Inc., a Georgia corporation (“Steel Newco”), have entered into that certain Agreement and Plan of Merger dated as of July 24, 2025 (the “Merger Agreement”), pursuant to which, subject to the satisfaction of the conditions set forth therein, each of PNFP and Synovus will merge with and into Steel Newco, with Steel Newco surviving the merger and changing its name to Pinnacle Financial Partners, Inc. (the “Holding Company Merger”); and

WHEREAS, Pinnacle and Synovus Bank, a Georgia-chartered bank and wholly owned subsidiary of Synovus (“Synovus Bank”) have entered into an Agreement and Plan of Merger, dated as of July 24, 2025, pursuant to which Synovus Bank will merge with and into Pinnacle, with Pinnacle surviving the merger (the “Bank Merger” and together with the Holding Company Merger, the “Mergers”);

WHEREAS, the Employee will have Cause (as defined in the Employment Agreement) to resign his employment with Pinnacle upon the consummation of the Mergers (the “Closing”) and the parties agree that the Employee’s employment with Pinnacle will terminate immediately following the Closing (the “Termination Date”); and

WHEREAS, PNFP, Pinnacle and the Employee desire to enter into this Agreement pursuant to which the parties hereto desire to provide for the payment to the Employee of cash payments in full satisfaction of the cash severance payments and other benefits to which the Employee is entitled under the Employment Agreement upon a qualifying termination of employment in connection with a change of control (a “CIC Qualifying Termination”).

AGREEMENT

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.           Cash Payment. Subject to the Employee’s continued employment through the Termination Date and the conditions set forth in Section 3 hereof, Pinnacle shall pay to the Employee a cash payment in an amount equal to $3,744,838.00 (the “Cash Payment”), which represents (i) the cash value of the payments and benefits to which the Employee would have otherwise been entitled to receive pursuant the Employment Agreement upon a CIC Qualifying Termination and (ii) a cash payment equal to the product of (a) a fraction, the numerator of which is the greater of (i) six, or (ii) the number of full months the Employee worked in the calendar year of the Closing and the denominator of which is 12; multiplied by (b) the Employee’s target bonus for the year of the Closing (which shall be equal to the Employee’s target bonus for the year ended December 31, 2025). Subject to Section 3, the Cash Payment will be paid in a lump sum, less applicable withholdings, no later than ten business days following the Closing, or at such later time as is necessary to avoid the application of penalties under Section 409A (as defined herein). The Employee acknowledges that receipt of the Cash Payment described in this Section 1 of this Agreement will be in full satisfaction of the Employee’s rights to receive severance under the Employment Agreement.

2.            Restrictive Covenants.

(a)
The Employee shall continue to comply with any confidentiality or non-disclosure obligations, if any, set forth in the Employment Agreement, including, without limitation, the Employee’s obligations set forth in Section 5 of the Employment Agreement for so long as the Employee would have been subject to such obligations under the terms of the Employment Agreement.  The Employee’s obligations under this Section 2(a) are referred to elsewhere in this Agreement as the “Continuing Restrictive Covenant Obligations.”

(b)
Notwithstanding the foregoing, nothing in Section 2(a) is intended to, and shall not, restrict or limit the Employee from exercising the Employee's protected rights under Section 2(c) hereof, or restrict or limit the Employee from providing information in response to a subpoena or other legal process, to a governmental entity or self-regulatory authority, or in the event of litigation between the Employee and Pinnacle or any of its Affiliates, or prohibit the Employee from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act.

(c)
Notwithstanding anything to the contrary in Section 2(a) or anything else herein to the contrary, this Agreement shall not: (i) preclude the Employee from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees; or (ii) limit the Employee’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and the Employee does not need Pinnacle’s or any of its Affiliates’ permission to do so.  In addition, it is understood that this Agreement shall not require the Employee to notify Pinnacle or any of its Affiliates of a request for information from any governmental entity or self-regulatory authority that is not directed to Pinnacle or any of its Affiliates or of the Employee’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, the Employee recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, the Employee must inform such governmental entity or self-regulatory authority that the information the Employee is providing is confidential.  Despite the foregoing, the Employee is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information the Employee comes to learn during the Employee’s service to Pinnacle that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine.  Each of Pinnacle and its Affiliates does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(d)
The Employee is hereby notified that the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. 1833 (the “DTSA”) provides that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law; (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) to the individual's attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as (x) any document containing the trade secret is filed under seal and (y) the trade secret is not disclosed except pursuant to court order.

3.            Release.

(a)
The Employee, for the Employee and on behalf of the Employee’s heirs, administrators, executors, assigns and other personal representatives, and anyone acting or claiming on such person’s joint or several behalf (collectively, the “Related Persons”), hereby releases, voluntarily, unconditionally and irrevocably, and absolutely waives and forever discharges PNFP, Pinnacle, Synovus Bank and Steel Newco, and each of their respective parents, Subsidiaries and Affiliates, and each of their and their respective parents’, Subsidiaries’ and Affiliates’ respective past, present or future owners, employees, officers, directors, trustees, board members, equityholders, partners, members, managers, and agents and other representatives, and/or all of their successors and assigns (each, a “Released Party” and collectively, the “Released Parties”), from and against any and all claims, demands, causes of action, suits, controversies, actions, crossclaims, counterclaims, losses, liabilities, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages (including for taxes and excise taxes), claims for costs and attorneys’ fees, expenses or obligations of any nature whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, of any nature whatsoever (each, a “Claim” and collectively, “Claims”), which the Employee has or may have against a Released Party, or that the Employee ever had or may have against a Released Party upon or by reason of any matter or cause, for all periods of time, up to and including the Termination Date, that arises from or out of, is based upon or relates to (i) the negotiation or execution of this Agreement, (ii) his employment with any Released Party or (iii) any other fact, circumstance or event occurring or arising up to and including the date hereof (each, a “Released Claim” and collectively, the “Released Claims”). However, the Released Claims will not include, and nothing contained in this Section 3 will modify, waive, replace, supersede, release or impair in any way: (A) any of the Employee’s rights under this Agreement, including any entitlements to payments or benefits under this Agreement; (B) any entitlement of the Employee to accrued base salary, 2025 annual bonus, payments in respect of equity awards outstanding immediately prior to the Closing, accrued paid time off, unreimbursed business expenses, and vested benefits under health and welfare plans, in each case earned or accrued by or for the benefit of the Employee as of or prior to the date hereof in respect of services performed by the Employee as an employee of Pinnacle, but, in each case, only to the extent not paid or provided by Pinnacle prior to or as of the date hereof; (C) any rights that the Employee may have as a customer of Pinnacle, (D) any rights to exculpation and/or indemnification the Employee may have as a current or former director, manager or officer of PNFP, Pinnacle or any Affiliate or Subsidiary thereof; or (D) any claim which may not be waived as a matter of applicable law.  The Employee covenants and agrees not to assert any Released Claims against any Released Party or to seek discovery or other information from any Released Party in respect of any such Released Claim.

(b)
The Employee hereby warrants and represents that: (i) he has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the releases set forth herein; (ii) he is executing this Agreement knowingly and voluntarily, without any duress, coercion or undue influence by PNFP, Pinnacle or any of their representatives, or any other person; (iii) he has had ample opportunity to consult with legal counsel of his own choice before executing this Agreement; (iv) he has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against PNFP, Pinnacle, any Subsidiary or Affiliate of PNFP, Pinnacle or any predecessor thereto; (v) the Cash Payment constitutes good and valuable consideration; (vi) he is not waiving rights or claims that may arise after the date this Agreement is executed; (vii) he has had the right to consider the terms of this Agreement for a full 21 days but he can execute this Agreement at any time prior to the expiration of such review period and he hereby waives any and all rights to any further review period; and (viii) he has the right to revoke this Agreement within seven calendar days after signing it by providing during this seven day period written notice of revocation to Allan E. Kamensky, Executive Vice President and Chief Legal Officer, Pinnacle Financial Partners, Inc., 3400 Overton Park Drive SE, 6th Floor, Atlanta, GA 30339.  If the Employee revokes this Agreement during the seven day period, the Agreement and all obligations hereunder become null and void ab initio in their entirety.

4.          Disclosure.  The Employee acknowledges that Pinnacle or any Affiliate of Pinnacle’s or any successor thereto may provide a copy of this Agreement or any portion hereof to any person with, through or on behalf of whom the Employee may, directly or indirectly, breach or threaten to breach any of the provisions of this Agreement.

5.           Assignment.  The Employee may not assign any of the Employee’s rights or delegate any of the Employee’s obligations under this Agreement.  Each of Pinnacle and PNFP may assign any of its rights under this Agreement in whole or in part to any other person.

6.           Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

7.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force and effect without being impaired or invalidated in any way.  If any court determines that any provision of Section 2 of this Agreement (or any of the Employee’s Continuing Restrictive Covenant Obligations) or any other provision of this Agreement is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

8.          Governing Law.  This Agreement, and any claims that arise out of or result from this Agreement, will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of laws principles that would require the application of any other law.

9.           Execution of Agreement; Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties completed electronically or transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

10.       Enforcement of Agreement; Jurisdiction and Venue.  The Employee acknowledges and agrees that PNFP and Pinnacle and their Affiliates would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Employee could not be adequately compensated by monetary damages.  Accordingly, the Employee agrees that, in addition to any other right or remedy to which PNFP or Pinnacle may be entitled, at law or in equity, PNFP and Pinnacle will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement, without posting any bond or other undertaking.  Any legal action or proceeding brought by any party against any other party to this Agreement arising out of or related to this Agreement shall be brought in a federal or state court of competent jurisdiction located in the State of Tennessee, County of Davidson. Each party hereto consents to the jurisdiction of and venue in any federal or state court of competent jurisdiction located in the State of Tennessee, County of Davidson for the adjudication of any disputes arising out of or related to this Agreement; provided, that this provision does not prohibit the enforcement of any judgment obtained hereby in any appropriate forum.

11.         Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  ANY PARTY MAY FILE A COPY OF THIS SECTION 11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.        Entire Agreement. This Agreement, together with those provisions of the Employment Agreement related to the Restrictive Covenant Obligations embody the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon any party hereto unless made in writing and signed by all parties to this Agreement. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated and superseded.

13.         Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their successors and permitted assigns and their heirs, legal representative and legatees in the case of the Employee, any rights or remedies under or by reason of this Agreement.

14.         Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Employee, the Employee’s heirs, legal representatives or legatees, and each of PNFP and Pinnacle and their respective successors and permitted assigns, including Steel Newco.

15.         Survival. The obligations of the Employee with respect to the Continuing Restrictive Covenant Obligations shall survive the termination of this Agreement and the termination of the employment of the Employee hereunder for the applicable periods designated thereunder.

16.         Section 409A. The intent of the parties to this Agreement is that benefits under this Agreement be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith.  Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following the Employee’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Employee will not be considered to have terminated employment with Pinnacle unless the Employee would be considered to have incurred a “separation from service” from Pinnacle within the meaning of Section 409A. In no event whatsoever shall PNFP or Pinnacle or any Affiliate thereto or any successor thereof be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A.

17.         Termination of this Agreement.  The parties hereto acknowledge and agree that this Agreement shall automatically terminate, be of no further force and effect and void ab initio in the event that the Merger Agreement is terminated without consummation of the Mergers.

(Next Page is Signature Page)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first set forth above.

PINNACLE FINANCIAL PARTNERS:

By:	/s/ Robert A. McCabe, Jr.
Name: Robert A. McCabe, Jr.
Title: Chairman

PINNACLE BANK:

By:	/s/ Robert A. McCabe, Jr.
Name: Robert A. McCabe, Jr.
Title: Chairman

EMPLOYEE:

/s/ Harold R. Carpenter
Harold R. Carpenter